Exhibit 99.1

Imperial Parking Corporation Announces Third Quarter Results

Vancouver, B.C. — November 10, 2003 — Imperial Parking Corporation (“Impark”) (AMEX:IPK) today reported total revenues of $42.2 million for the quarter ended September 30, 2003, a 16.7% increase over total revenues of $36.1 million for the quarter ended September 30, 2002. Parking and management contract revenues were $34.1 million for the third quarter, a 19.2% increase over parking and management contract revenues of $28.6 million for the prior year period. Net income was $0.5 million, or $0.29 per diluted share, for the third quarter, compared to net income of $0.6 million, or $0.29 per diluted share, in the prior year period.

Of the $5.5 million increase in parking and management contract revenues this quarter, the Company’s Canadian operations contributed $2.2 million and the United States operations contributed $3.3 million. The increase in revenue from the Company’s Canadian operations was primarily attributable ($1.9 million) to the stronger Canadian dollar with an average exchange rate for the third quarter of 2003 of C$1.00=US$0.72 compared to $0.64 in the prior year period. Revenues from the Company’s U.S. operations were higher this quarter compared to the prior year due to the opening of new locations primarily in Milwaukee and Miami.

The Company’s net income was virtually unchanged from 2002 as a $0.2 million increase in operating income was offset by an increase in other expenses of $0.4 million and reduced income tax expense of $0.2 million. Operating income was $1.5 million for the third quarter, compared to operating income of $1.3 million in the prior year period. The $0.2 million increase in operating income was primarily a result of higher gross margin of $0.1 million, and reduced other operating expenses of $0.1 million. The increase in other expense is entirely due to $0.3 million in legal and professional fees incurred this quarter to assist the Special Committee of the Board of Directors in its previously announced review of the strategic alternatives available to the Company in the context of the decision by Gotham Partners to sell its ownership interest in the Company.

Commenting on Impark’s third quarter, Charles Huntzinger, the Company’s Chief Executive Officer and President, stated, “We are satisfied that revenues and operating income this quarter increased by 16.7% and 15.8% respectively over last year. While our business continues to be adversely affected by general economic weakness and an overall reduction in travel, we are beginning to see some modest improvement this quarter.”

Mr. Huntzinger continued, “The revenues and operating results this quarter were positively impacted by the 2003 addition of Miller Park in Milwaukee and RFK Stadium in Washington, DC. We are pleased with the addition of these two important contracts this year as it reflects the effectiveness of our management team to execute its strategy of targeting stadiums, arenas and institutional parking.”

Mr. Huntzinger also stated, “We added a net of 29 new locations this quarter, reflecting a 92% annualized lot retention rate. We are continuing our growth strategy in the U.S. and in Eastern Canada. We believe that with our solid base of operations and strong balance sheet we are well positioned to realize improving profitability as the economy and other factors affecting our industry improve.”

The table below compares the profitability of leased locations, grouped by the year operations at the location commenced, for the third quarter ended September 30, 2003 and 2002.

			Nine Months Ended September 30, 2003			Nine Months Ended
	Number of Locations		(In thousands of dollars, except coverage)			September 30, 2002

Year opened	As of September 30, 2003	As of September 30, 2002	Revenue	Gross Margin	Coverage(a)	Coverage(a)

Before 1999	336	361	$26,067	$3,167	1.14	1.19
1999	24	26	1,915	270	1.16	1.20
2000	45	52	11,770	1,412	1.14	1.18
2001	84	92	14,738	320	1.02	1.02
2002	47	38	6,826	519	1.08	0.98
2003	62	n/a	8,457	436	1.05	n/a

	598	569	$69,773	$6,124	1.10	1.12

(a)	Coverage is calculated by dividing Revenue by the difference of Revenue less Gross Margin.

Within the total of 598 leased locations operating at September 30, 2003, 127 of these locations incurred a combined loss of $2.1 million in the nine months ended September 30, 2003. Of these 127 locations, 29 were opened in 2003 and incurred an aggregate loss of $0.4 million and 12 were opened in 2002 and incurred an aggregate loss of $0.2 million.

For the nine months ended September 30, 2003, the Company reported total revenues of $115.5 million representing a 10.5% increase over total revenues of $104.5 million for the nine months ended September 30, 2002. Parking and management contract revenues were $90.7 million for the nine months, representing a 10.9% increase over parking and management contract revenues of $81.7 million in the prior year period. Net income was $0.5 million, or $0.29 per diluted share, for the nine months compared to net income of $1.5 million, or $0.79 per diluted share, in the prior year period. Operating income was $2.7 million for the nine months, representing a 23.5% decrease from operating income of $3.5 million in the prior year period. In addition, other expenses were $1.0 million for the nine months, entirely due to legal and professional fees incurred to assist the Special Committee of the Board of Directors with the decision of Gotham Partners to sell its ownership interest in the Company.

During the nine months ended September 30, 2003, cash and cash equivalents increased by $5.6 million from $15.1 million at December 31, 2002 to $20.7 million. The increased cash position resulted from cash flow from operations of $7.1 million, a decrease in net cash flow from financing and investing activities of $2.7 million and an increase in cash flow due to the effect of foreign exchange rates of $1.2 million.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the third largest in North America. Impark currently operates more than 1,690 parking locations and over 340,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Imperial Parking Corporation
Consolidated Statements of Operations (Unaudited)

(In thousands of U.S. dollars, except earnings per share)

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

		(restated1)		(restated1)
Revenues
Parking and management contract	$34,100	$28,615	$90,673	$81,741
Reimbursement of management contract expenses	8,067	7,528	24,847	22,791

Total revenues	42,167	36,143	115,520	104,532

Direct costs
Cost of parking and management contracts	27,924	22,583	73,608	64,323
Reimbursed management contract expenses	8,067	7,528	24,847	22,791

Total direct costs	35,991	30,111	98,455	87,114

Gross margin	6,176	6,032	17,065	17,418
Other operating expenses (income)
General and administrative	4,131	4,128	12,690	12,135
Depreciation and amortization	683	600	1,872	1,733
Equity share in limited liability company (income) losses	(138)	9	(149)	84

Total other operating expenses	4,676	4,737	14,413	13,952

Operating income	1,500	1,295	2,652	3,466
Other expense (income)	248	(136)	934	(74)

Earnings before income taxes	1,252	1,431	1,718	3,540
Income tax expense	718	871	1,176	2,018

Net earnings	$534	$560	$542	$1,522

Diluted earnings per share	$0.29	$0.29	$0.29	$0.79

(1)	Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, for stock-based employee compensation. In accordance with Statement of Financial Accounting No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, the Company has elected to adopt the recognition and measurement provisions of SFAS 123 retroactively. As a result all prior periods presented have been restated to reflect the compensation costs that would have been recognized had the recognition provisions of SFAS 123 been applied to all awards granted to employees after December 15, 1994.

Adoption of the recognition and measurement provisions of SFAS 123 resulted in a decrease of $454,000 in additional paid in capital as of January 1, 2002, an increase of $454,000 in opening retained earnings as of January 1, 2002 and an increase of $166,000 in stock-based compensation expense recognized for the three months ended September 30, 2002, and an increase of $302,000 for the nine months ended September 30, 2002, from the amounts previously reported. For the year ended December 31, 2002, adoption of the recognition provisions of SFAS 123 resulted in an increase in stock-based compensation expense of $398,000, a decrease in additional paid in capital of $56,000 as at December 31, 2002 and an increase of $56,000 in retained earnings as of December 31, 2002.

Imperial Parking Corporation
Consolidated Balance Sheets

(In thousands of U.S. dollars)

	September 30,	December 31,
	2003	2002

	(unaudited)	(restated(1))
ASSETS
Current assets
Cash	$20,677	$15,138
Accounts receivable	6,957	6,408
Current portion of recoverable development costs	878	781
Inventory	1,124	960
Deposits and prepaid expenses	2,620	1,347
Deferred income taxes	—	1,034

Total current assets	32,256	25,668
Recoverable development costs	1,874	2,435
Fixed assets	16,365	14,350
Management and lease agreements	666	867
Other assets	5,537	3,895
Goodwill	50,786	45,213

Total Assets	$107,484	$92,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Management accounts payable	$7,816	$5,889
Trade accounts payable and other accrued liabilities	9,426	7,479
Payable to employees and former employees	2,891	2,302
Sales and other taxes payable	2,603	1,542
Bank indebtedness	5,869	3,349
Current portion of other long-term liabilities	1,066	1,581
Deferred revenue	2,215	1,985

Total current liabilities	31,886	24,127
Other long-term liabilities	3,556	4,139
Deferred income taxes	2,072	2,690

Total liabilities	37,514	30,956
Stockholders’ equity
Common stock, $.01 par value, 10,000,000 shares authorized 1,823,014 shares issued and outstanding	18	18
Additional paid-in capital	60,937	60,674
Retained earnings	5,102	4,560
Accumulated other comprehensive income (loss)
Foreign currency translation adjustment	3,913	(3,780)

Total stockholders’ equity	69,970	61,472

Total Liabilities and stockholders’ equity	$107,484	$92,428

(1)	See footnote (1) to Consolidated Statement of Operations

Imperial Parking Corporation
Consolidated Statements of Cash Flow
(unaudited)

(In thousands of U.S. dollars)

	Nine months ended
	September 30

	2003	2002

		(restated(1))
Cash flows from operations
Net earnings for the period	$542	$1,522
Adjustments to reconcile net earnings to cash provided by operating activities
Depreciation and amortization of management and lease agreements	1,872	1,733
Recovery of recoverable development costs	468	461
Equity share of limited liability company (income) losses	(149)	84
Stock-based compensation	257	246
Non-cash interest expense	162	91
Rent expense in excess of lease payments	357	257
Deferred income taxes	443	1,710
Discount on settlement of note receivable	100	—
Changes in non-cash working capital items, excluding acquisitions
Accounts receivable	497	1,061
Inventory	(12)	18
Deposits and prepaid expenses	(779)	(540)
Management accounts payable	1,082	572
Trade accounts payable and other accrued liabilities	963	(136)
Payable to employees and former employees	350	533
Sales and other taxes payable	921	559
Deferred revenue	43	(241)

Net cash provided by operating activities	7,117	7,930

Cash flow from investing activities
Purchase of fixed assets	(1,774)	(1,015)
Change in other assets	(2,864)	(63)
Settlement of note receivable	1,036	—
Increase in recoverable development costs	—	(1,491)
Acquisition of management and lease agreements	—	(766)
Additional consideration on acquisition of parking business	(1,108)	(1,836)

Net cash used in investing activities	(4,710)	(5,171)

Cash flow from financing activities
Proceeds from bank indebtedness	3,000	—
Repayment of bank indebtedness	(482)	(397)
Change in other liabilities	(542)	(94)
Options exercised	6	64

Net cash provided by (used in) financing activities	1,982	(427)

Effect of exchange rate changes on cash & cash equivalents	1,150	(20)

Increase in cash and cash equivalents	5,539	2,312
Cash and cash equivalents, beginning of period	15,138	10,991

Cash and cash equivalents, end of period	$20,677	$13,303

(1)	See footnote (1) to Consolidated Statement of Operations

Contact: Imperial Parking Corporation, Vancouver, B.C.
Bruce Newsome (604) 331-7221 or bnewsome@impark.com
For further information please visit our website at www.impark.com